Exhibit 10.2

Execution Copy

EMPLOYMENT AGREEMENT

AGREEMENT dated as of September 5, 2007 (this “Agreement”) by and between MDC PARTNERS INC., a corporation existing under the laws of Canada (the “Company”), and GAVIN SWARTZMAN (the “Executive”).

W I T N E S S E T H:

WHEREAS, Executive currently serves as a “Managing Director” of the Company, and the parties wish to specify certain additional employment terms and conditions with respect to Executive, as hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.     Employment

The Company agrees to continue to employ the Executive during the Term specified in paragraph 2, and the Executive agrees to accept such continued employment, upon the terms and conditions hereinafter set forth.

2.     Term

Subject to the provisions contained in paragraphs 6 and 7, the Executive's employment by the Company shall continue for a term expiring on the close of business on June 30, 2010 (the “Initial Term”); provided, however, the term of the Executive’s employment by the Company shall continue for additional one-year periods thereafter unless and until either party shall give to the other 30 days advance written notice of expiration of the term (a “Notice of Termination”) (the Initial Term and the period, if any, thereafter, during which the Executive’s employment shall continue are collectively referred to as the “Term”). Any Notice of Termination given under this paragraph 2 shall specify the date of termination. The Company shall have the right at any time during such 30 day notice period, to relieve the Executive of his offices, duties and responsibilities and to place him on a paid leave-of-absence status, provided that during such notice period the Executive shall remain a full-time employee of the Company and shall continue to receive his then current salary compensation, bonus and other benefits as provided in this Agreement. The date on which the Executive ceases to be employed by the Company, regardless of the reason therefor, is referred to in this Agreement as the “Date of Termination.”

3.     Duties and Responsibilities

(a)     Title. During the Term, the Executive shall have the position of Managing Director of the Company.

(b)     Duties. The Executive shall report directly to the Company’s President or such other person with the role and responsibilities of such executive (the "MDC Executive"), at such times and in such detail as the MDC Executive shall reasonably require. The Executive shall perform such duties consistent with his position as designated in paragraph 3(a) and as may be assigned to him from time to time by the MDC Executive, including the following:

(i)	Corporate development matters, including completing M&A and divestiture initiatives for the Company and its subsidiaries, as may be identified by the MDC Executive;
(ii)	Managing the real estate leasehold interests of the Company and its subsidiaries;
(iii)	Working with the CEO and/or MDC Executive in determining the Company’s ongoing strategic plan; and
(iv)
Operational oversight of individual business units identified by the MDC Executive (which units may be modified from time to time), which shall include, without limitation, providing partner firms with strategic, human resource, operational and financial support.

(c)     Scope of Employment. The Executive's employment by the Company as described herein shall be full-time and exclusive, and during the Term, the Executive agrees that he will (i) devote all of his business time and attention, his reasonable best efforts, and all his skill and ability to promote the interests of the Company; and (ii) carry out his duties in a competent manner and serve the Company faithfully and diligently under the direction of the MDC Executive. Notwithstanding the foregoing, the Executive shall be permitted to (A) upon prior written consent of the MDC Executive, serve on the board of directors of two companies unaffiliated with the Company; provided that such companies are not engaged in any activity which is competitive with the Company or its subsidiaries and affiliates (collectively, the “MDC Group”), and (B) engage in charitable and civic activities and manage his personal passive investments, provided that such passive investments are not in a company which transacts business with the Company or its affiliates or engages in business competitive with that conducted by the Company (or, if such company does transact business with the Company, or does engage in a competitive business, it is a publicly held corporation and the Executive's participation is limited to owning less than 1% of its outstanding shares), and further provided that such activities (individually or collectively) do not materially interfere with the performance of his duties or responsibilities under this Agreement.

(d)     Office Location. During the Term, the Executive's services hereunder shall be performed at the offices of the Company, which shall be within a twenty five (25) mile radius of Toronto, Ontario, subject to necessary travel requirements to the Company’s offices in New York City and other MDC Group company locations in order to carry out his duties in connection with his position hereunder.

4.     Compensation

(a)     Base Salary. As compensation for his services hereunder, during the Term, the Company shall pay the Executive in accordance with its normal payroll practices, an annualized base salary of Cdn $450,000 (effective July 1, 2007), subject to periodic review by the Human Resources & Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) to determine appropriate increases, if any, in accordance with the Company’s practices and policies for other senior executives (“Base Salary”).

(b)     Annual Discretionary Bonus. During the Term, in respect of all calendar years beginning January 1, 2007, the Executive shall be eligible to receive an annual Discretionary Bonus in an amount equal to up to 100% of the then current Base Salary, based upon criteria determined by the MDC Executive and the Compensation Committee, which criteria shall include the Executive’s performance, the overall financial performance of the Company and such other factors as the MDC Executive and the Compensation Committee shall deem reasonable and appropriate (the “Annual Discretionary Bonus”). The MDC Executive shall communicate the criteria for the Annual Discretionary Bonus to the Executive within a reasonable period of time after such criteria have been established. The Annual Discretionary Bonus will be paid in accordance with the Company’s normal bonus payment procedures.

(c)     MDC Stock Appreciation Rights and Options. As of the date of this Agreement, the parties acknowledge that the Executive has been awarded Stock Appreciation Rights (the “Existing SARs”) pursuant to the Company’s Stock Appreciation Rights Plan (as amended from time to time, the “SAR Plan”) in accordance with and subject to the terms and conditions of separate SARs agreements entered into between the Company and the Executive (the “Existing SAR Agreements”). As of the date of this Agreement, the parties acknowledge that the Executive has been granted options to acquire up to Class A subordinate voting shares of the Company (the “Existing Stock Options”) pursuant to the Company’s Stock Option Plan (as amended from time to time, the “Stock Option Plan”) in accordance with and subject to the terms and conditions of separate Stock Option agreements entered into between the Company and the Executive (the “Existing Stock Option Agreements”). A schedule of the applicable terms of such SARS and Options, as corrected in August 2006, is set forth as Schedule 1 hereto.

(d)     Participation in Equity Incentive Programs. The Executive shall also be eligible to ongoing participation in all current and future equity incentive plans of the Company, including but not limited to potential awards of stock options, stock appreciation rights and/or awards of restricted shares of the Company. Such additional equity-based grants will be calculated and made at such times and in a manner consistent with the Corporation’s practices for its other senior executives.

5.     Expenses; Fringe Benefits

(a)     Expenses. The Company agrees to pay or to reimburse the Executive for all reasonable, ordinary, necessary and documented business or entertainment expenses incurred during the Term in the performance of his services hereunder in accordance with the policy of the Company as from time to time in effect. The Executive, as a condition precedent to obtaining such payment or reimbursement, shall provide to the Company any and all statements, bills or receipts evidencing the travel or out-of-pocket expenses for which the Executive seeks payment or reimbursement, and any other information or materials, as the Company may from time to time reasonably require.

(b)     Benefit Plans. During the Term, the Executive and, to the extent eligible, his dependents, shall be eligible to participate in and receive all benefits under any group health plans, welfare benefit plans and programs (including without limitation, disability, group life (including accidental death and dismemberment) and business travel insurance plans and programs) provided by the Company to its senior executives and, without duplication, its employees generally, subject, however, to the generally applicable eligibility and other provisions of the various plans and programs in effect from time to time.

(c)     Retirement Plans. During the Term, the Executive shall be eligible to participate in all retirement plans and programs (including without limitation any profit sharing plan) provided by the Company to its senior executives generally and, without duplication, its employees generally, subject, however, to the generally applicable eligibility and other provisions of the various plans and programs in effect from time to time. In addition, during the Term, the Executive shall be eligible to receive fringe benefits and perquisites in accordance with the plans, practices, programs and policies of the Company from time to time in effect which are made available to the senior executives of the Company generally and, without duplication, to its employees generally.

(d)     Vacation. The Executive shall be entitled to four weeks vacation in accordance with the Company's policies, with no right of carry over, to be taken at such times as shall not materially interfere with the Executive's fulfillment of his duties hereunder, and shall be entitled to as many holidays, sick days and personal days as are in accordance with the Company's policy then in effect generally for its employees.

(e)     Car Allowance and other Perquisites. During the Term, the Company will provide the Executive with an annual allowance in an aggregate amount equal to Cdn $20,000 per annum (the “Perquisite Allowance”), to cover the costs of leasing, insuring and maintaining an automobile for use in the business of the Company, as well as other perquisites (including club dues), to be paid in accordance with the Company’s normal payroll practices.

6.     Termination

(a)     Termination for Cause. The Company, by direction of the Compensation Committee, the Board of Directors or the MDC Executive, shall be entitled to terminate the Term and to discharge the Executive for “Cause” effective upon the giving of written notice to the Executive. For purposes of this Agreement, the term “Cause” shall mean:

(i)     the Executive's failure or refusal to materially perform his duties and responsibilities as set forth in paragraph 3 hereof (other than as a result of a Disability (as defined in paragraph 6(d) hereof), provided that the Executive or a representative on his behalf has provided notice to the Company not more than 20 days following the onset of Executive’s illness or physical or mental incapacity or disability) or abide by the reasonable directives of the MDC Executive, or the failure of the Executive to devote all of his business time and attention exclusively to the business and affairs of the Company in accordance with the terms hereof, in each case if such failure or refusal is not cured (if curable) within 20 days after written notice thereof to the Executive by the Company;

(ii)     the willful and unauthorized misappropriation of the funds or property of the Company;

(iii)     the use of alcohol or illegal drugs, interfering with the performance of the Executive's obligations under this Agreement, continuing after written warning;

(iv)     the conviction in a court of law of, or entering a plea of guilty or no contest to, any felony or any crime involving moral turpitude, dishonesty or theft;

(v)     the material nonconformance with the Company's policies against racial or sexual discrimination or harassment, which nonconformance is not cured (if curable) within 10 days after written notice to the Executive by the Company;

(vi)     the commission in bad faith by the Executive of any act which materially injures or could reasonably be expected to materially injure the reputation, business or business relationships of the Company;

(vii)     the resignation by the Executive on his own initiative (other than pursuant to a termination by the Executive for "Good Reason" (as defined in paragraph 6(b) hereof);

(viii)     any breach (not covered by any of the clauses (i) through (vii) above) of paragraphs 8, 9, 11 and 24, if such breach is not cured (if curable) within 20 days after written notice thereof to the Executive by the Company.

Any notice required to be given by the Company pursuant to clause (i), (v) or (viii) above shall specify the nature of the claimed breach and the manner in which the Company requires such breach to be cured (if curable). In the event that the Executive is purportedly terminated for Cause and the arbitrator appointed pursuant to paragraph 18 determines that Cause as defined herein was not present, then such purported termination for Cause shall be deemed a termination without Cause pursuant to paragraph 6(c) and the Executive's rights and remedies will be governed by paragraph 7(b), in full satisfaction and in lieu of any and all other or further remedies the Executive may have under this Agreement.

(b)     Termination for Good Reason. Provided that a Cause event has not occurred and has not been cured (if curable), the Executive shall be entitled to terminate this Agreement and the Term hereunder for Good Reason (as defined below) at any time during the Term by written notice to the Company not more than 20 days after the occurrence of the event constituting such Good Reason. For purposes of this Agreement, “Good Reason” shall be limited to (i) a breach by the Company of a material provision of this Agreement, which breach remains uncured (if curable) for a period of 20 days after written notice of such breach from the Executive to the Company (such notice to specify the nature of the claimed breach and the manner in which the Executive requires such breach to be cured), (ii) the Company’s failure to pay any compensation or benefits, as set forth in paragraphs 4 or 5, which action is not reversed within 10 days after written notice of the breach from the Executive to the Company, (iii) a material diminution of the Executive’s duties and responsibilities as set forth in paragraph 3, without his prior written consent, which breach remains uncured (if curable) for a period of 20 days after written notice of such breach from the Executive to the Company (such notice to specify the nature of the claimed breach and the manner in which the Executive requires such breach to be cured). In the event that the Executive purportedly terminates his employment for Good Reason and the arbitrator appointed pursuant to paragraph 18 determines that Good Reason as defined herein was not present, then such purported termination for Good Reason shall be deemed a termination for Cause pursuant to paragraph 6(a)(vii) and the Executive’s rights and remedies will be governed by paragraph 7(a), in full satisfaction and in lieu of any and all other or further remedies the Executive may have under this Agreement.

(c)     Termination without Cause. The Company, by direction of the Board or the MDC Executive, shall have the right at any time during the Term to terminate the employment of the Executive without Cause by giving written notice to the Executive setting forth a Date of Termination.

(d)     Termination for Death or Disability. In the event of the Executive's death, the Date of Termination shall be the date of the Executive's death. In the event the Executive shall be unable to perform his duties hereunder by virtue of illness or physical or mental incapacity or disability (from any cause or causes whatsoever) in substantially the manner and to the extent required hereunder prior to the commencement of such disability and the Executive shall fail to perform such duties for periods aggregating 120 days, whether or not continuous, in any continuous period of 360 days (such causes being herein referred to as “Disability”), the Company shall have the right to terminate the Executive's employment hereunder as at the end of any calendar month during the continuance of such Disability upon at least 30 days' prior written notice to him.

7.     Effect of Termination of Employment.

(a)     Termination by the Company for Cause; by the Executive without Good Reason; by Death or Disability; or pursuant to a Notice of Termination delivered by the Executive pursuant to paragraph 2 above. In the event of the termination of the employment of the Executive (1) by the Company for Cause; (2) by the Executive without Good Reason; (3) by reason of death or Disability pursuant to paragraph 6(d); or (4) pursuant to a Notice of Termination delivered by the Executive pursuant to paragraph 2 above, the Executive shall be entitled to the following, subject to any appropriate offsets, as permitted by applicable law, for debts or money due and payable by the Executive to the Company or an affiliate thereof (collectively, “Offsets”):

(i)     unpaid Base Salary and Perquisite Allowance through, and any unpaid reimbursable expenses outstanding as of, the Date of Termination;

(ii)     all benefits, if any, that had accrued to the Executive through the Date of Termination under the plans and programs described in paragraphs 5(b) and (c) above, or any other applicable plans and programs in which he participated as an employee of the Company, in the manner and in accordance with the terms of such plans and programs; it being understood that any and all rights that the Executive may have to severance payments by the Company shall be determined and solely based on the terms and conditions of this Agreement and not based on the Company's severance policy then in effect, if any; and

(iii)     notwithstanding anything to the contrary in any of the Existing SAR Agreements or Existing Stock Option Agreements, the Executive will be entitled to exercise all Existing Stock Options and Existing SARs which are vested as at the time of the Date of Termination under this section 7(a) for a period ending on a date which is the earlier of: (i) three (3) months from the Date of Termination and (ii) the expiration of such Existing Stock Options or Existing SARs.

In the event of termination of the employment of Executive in the circumstances described in this paragraph 7(a), except as expressly provided in this paragraph, the Company shall have no further liability to the Executive or the Executive's heirs, beneficiaries or estate for damages, compensation, benefits, severance or other amounts of whatever nature, directly or indirectly, arising out of or otherwise related to this Agreement and the Executive's employment or cessation of employment with the Company, provided that the foregoing shall not apply to any outstanding indemnification obligations of the Company in respect of the Executive’s good faith actions in his capacity as a member, director or officer thereof arising on or prior to the Date of Termination (“Outstanding Indemnification Obligations”).

(b)     Termination by the Company without Cause; by the Company pursuant to a Notice of Termination delivered pursuant to paragraph 2 above; or by the Executive for Good Reason. In the event of a termination (1) by the Company without Cause; (2) by the Executive for Good Reason; or (3) by the Company pursuant to a Notice of Termination delivered pursuant to paragraph 2 above, the Executive shall be entitled to the following payments and benefits, subject to any Offsets:

(i)
a severance payment (the “ Severance Amount”) in an amount equal to the product of 1.5 multiplied by the Executive’s “Total Remuneration”. For purposes of this Agreement, “Total Remuneration” shall mean the sum of (1) the Executive’s current Base Salary, (2) the Executive’s Perquisite Allowance, plus (3) the highest Annual Discretionary Bonus earned by the Executive in the three (3) years ending December 31 of the year immediately preceding the Date of Termination (which, for the purpose of this calculation, shall include any guaranteed and non-guaranteed bonuses paid pursuant to the Original Employment Agreement). For the avoidance of doubt, the Executive’s Annual Discretionary Bonus in respect of calendar year 2006 was equal to Cdn $410,000. The Severance Amount described in this Section 7(b)(i), less applicable withholding of any tax amounts, shall be paid by the Company to the Executive not later than 10 business days after the applicable Date of Termination.

(ii)	his Annual Discretionary Bonus with respect to the calendar year prior to the Date of Termination, when otherwise payable, but only to the extent not already paid;

(iii)
eligibility for a pro-rata portion of his Annual Discretionary Bonus with respect to the calendar year in which the Date of Termination occurs, when otherwise payable, (such pro-rata amount to be equal to the product of (A) the amount of the Annual Discretionary Bonus for such calendar year, times (B) a fraction, (x) the numerator of which shall be the number of calendar days commencing January 1 of such year and ending on the Date of Termination, and (y) the denominator of which shall equal 365;

(iv)	unpaid Base Salary and Perquisite Allowance through, and any unpaid reimbursable expenses outstanding as of, the Date of Termination;

(v)
all benefits, if any, that had accrued to the Executive through the Date of Termination under the plans and programs described in paragraphs 5(b) and (c) above, or any other applicable benefit plans and programs in which the Executive participated as an employee of the Company, in the manner and in accordance with the terms of such plans and programs; it being understood that any and all rights that the Executive may have to severance payments by the Company shall be determined and solely based on the terms and conditions of this Agreement (without duplication) and not based on the Company's severance policy then in effect, if any;

(vi)
continued participation on the same basis in the plans and programs set forth in paragraph 5(b) and to the extent permitted under applicable law, paragraph 5(c) (such benefits collectively called the "Continued Plans") in which the Executive was participating on the Date of Termination (as such Continued Plans are from time to time in effect at the Company) for a period to end on the earlier of (A) the one-year anniversary of the Date of Termination and (B) the date on which the Executive is eligible to receive coverage and benefits under the same type of plan of a subsequent employer; provided, however, if the Executive is precluded from continuing his participation in any Continued Plan, then the Company will be obligated to pay him the economic equivalent of the benefits provided under the Continued Plan in which he is unable to participate, for the period specified above, it being understood that the economic equivalent of a benefit foregone shall be deemed the lowest cost in the Province of Ontario that would be incurred by the Executive in obtaining such benefit himself on an individual basis;

(vii)
notwithstanding anything to the contrary in any of the Existing Stock Option Agreements or Existing SAR Agreements, if the Executive is terminated pursuant to this paragraph 7(b), any and all unvested Existing Stock Options and Existing SARS shall be deemed to have vested immediately prior to the Date of Termination;

(viii)
notwithstanding anything to the contrary in any of the Existing Stock Option Agreements or Existing SAR Agreements, the Executive will be entitled to exercise all Existing Stock Options and Existing SARs which are vested (or deemed to be vested pursuant to paragraph 7(b)(vii)) as at the time of the Date of Termination under this section 7(b) for a period ending on a date which is the earlier of: (i) three (3) months from the Date of Termination and (ii) the expiration of such Existing Stock Options and Existing SARs; and

(ix)
any equity incentives granted to Executive on or following the date hereof as part of the Annual Discretionary Bonus shall continue to vest and become exercisable and payable (as applicable) until the second anniversary of the Date of Termination on the same basis as if the Term of this Agreement had remained in effect until such anniversary date, notwithstanding the cessation of the Executive’s service with the Company, including any requirements for performance-based vesting relating to Company business or financial performance (but not individual performance following the Effective Date).

In the event of termination of this Agreement in the circumstances described in this paragraph 7(b), except as expressly provided in this paragraph, the Company shall have no further liability to the Executive or the Executive’s heirs, beneficiaries or estate for damages, compensation, benefits, severance or other amounts of whatever nature, directly or indirectly, arising out of or otherwise related to this Agreement and the Executive’s employment or cessation of employment with the Company, provided that the foregoing shall not apply to any Outstanding Indemnification Obligations.

The Executive shall be under no duty to mitigate damages hereunder. The making of any severance payments and providing the other benefits as provided in this paragraph 7(b) is conditioned upon the Executive signing and not revoking a separation agreement in the form attached hereto as Exhibit A (the "Separation Agreement").  In the event the Executive breaches any provisions of the Separation Agreement or the provisions of paragraph 8 of this Agreement, in addition to any other remedies at law or in equity available to it, the Company may cease making any further payments and providing the other benefits provided for in this paragraph 7(b), without affecting its rights under this Agreement or the Separation Agreement.

(c)     Termination by the Company without Cause; by the Executive for Good Reason; or by the Company pursuant to a Notice of Termination delivered pursuant to paragraph 2 above, following a Change of Control. If within one (1) year after the closing date of any Change of Control transaction, the Executive’s employment is terminated: (1) by the Company without Cause; (2) by the Executive for Good Reason; or (3) by the Company pursuant to a Notice of Termination delivered pursuant to paragraph 2 above, the Executive shall be entitled to the following payments and benefits, subject to any Offsets:

(i)
a severance payment (the “Change in Control Severance Amount”) in an amount equal to the product of two (2) multiplied by the Executive’s Total Remuneration. The Change in Control Severance Amount described in this Section 7(c)(i), less applicable withholding of any tax amounts, shall be paid by the Company to the Executive not later than 10 business days after the applicable Date of Termination.

(ii)	his Annual Discretionary Bonus with respect to the calendar year prior to the Date of Termination, when otherwise payable, but only to the extent not already paid;

(iii)
eligibility for a pro-rata portion of his Annual Discretionary Bonus with respect to the calendar year in which the Date of Termination occurs, when otherwise payable, (such pro-rata amount to be equal to the product of (A) the amount of the Annual Discretionary Bonus for such calendar year, times (B) a fraction, (x) the numerator of which shall be the number of calendar days commencing January 1 of such year and ending on the Date of Termination, and (y) the denominator of which shall equal 365;

(iv)	unpaid Base Salary and Perquisite Allowance through, and any unpaid reimbursable expenses outstanding as of, the Date of Termination;

(v)
all benefits, if any, that had accrued to the Executive through the Date of Termination under the plans and programs described in paragraphs 5(b) and (c) above, or any other applicable benefit plans and programs in which the Executive participated as an employee of the Company, in the manner and in accordance with the terms of such plans and programs; it being understood that any and all rights that the Executive may have to severance payments by the Company shall be determined and solely based on the terms and conditions of this Agreement (without duplication) and not based on the Company's severance policy then in effect, if any;

(vi)
continued participation on the same basis in the Continued Plans in which the Executive was participating on the Date of Termination (as such Continued Plans are from time to time in effect at the Company) for a period to end on the earlier of (A) the one-year anniversary of the Date of Termination and (B) the date on which the Executive is eligible to receive coverage and benefits under the same type of plan of a subsequent employer; provided, however, if the Executive is precluded from continuing his participation in any Continued Plan, then the Company will be obligated to pay him the economic equivalent of the benefits provided under the Continued Plan in which he is unable to participate, for the period specified above, it being understood that the economic equivalent of a benefit foregone shall be deemed the lowest cost in the Province of Ontario that would be incurred by the Executive in obtaining such benefit himself on an individual basis;

(vii)
notwithstanding anything to the contrary in any of the Existing Stock Option Agreements or Existing SAR Agreements, if the Executive is terminated pursuant to this paragraph 7(c), any and all unvested Existing Stock Options and Existing SARS shall be deemed to have vested immediately prior to the Date of Termination;

(viii)
notwithstanding anything to the contrary in any of the Existing Stock Option Agreements or Existing SAR Agreements, the Executive will be entitled to exercise all Existing Stock Options and Existing SARs which are vested (or deemed to be vested pursuant to paragraph 7(c)(vii)) as at the time of the Date of Termination under this section 7(c) for a period ending on a date which is the earlier of: (i) three (3) months from the Date of Termination and (ii) the expiration of such Existing Stock Options and Existing SARs; and

(ix)
any equity incentives granted to Executive on or following the date hereof as part of the Annual Discretionary Bonus shall continue to vest and become exercisable and payable (as applicable) until the second anniversary of the Date of Termination on the same basis as if the Term of this Agreement had remained in effect until such anniversary date, notwithstanding the cessation of the Executive’s service with the Company, including any requirements for performance-based vesting relating to Company business or financial performance (but not individual performance following the Effective Date).

For the purposes of this Agreement, a “Change of Control” shall be limited to the closing of a transaction which results in (i) any person(s) or company(ies) acting jointly or in concert owning, directly or indirectly, equity of the Company representing greater than 50% of the voting power of the Company's outstanding securities, or (ii) the Company selling all or substantially all of its assets (in each instance other than any transfer by the Company or any of its affiliates of their respective interest in the Company to another wholly-owned subsidiary of another MDC Group company).

In the event of termination of this Agreement in the circumstances described in this paragraph 7(c), except as expressly provided in this paragraph, the Company shall have no further liability to the Executive or the Executive's heirs, beneficiaries or estate for damages, compensation, benefits, severance or other amounts of whatever nature, directly or indirectly, arising out of or otherwise related to this Agreement and the Executive's employment or cessation of employment with the Company, provided that the foregoing shall not apply to any Outstanding Indemnification Obligations.

The Executive shall be under no duty to mitigate damages hereunder. The making of any severance payments and providing the other benefits as provided in this paragraph 7(c) is conditioned upon the Executive signing and not revoking a Separation Agreement. In the event the Executive breaches any provisions of the Separation Agreement or the provisions of paragraph 8 of this Agreement, in addition to any other remedies at law or in equity available to it, the Company may cease making any further payments and providing the other benefits provided for in this paragraph 7(c), without affecting its rights under this Agreement or the Separation Agreement.

The Company represents and warrants to the Executive that the provisions set forth in Sections 7(a)(iii), 7(b)(vii), 7(b)(viii), 7(c)(vii) and 7(c)(viii) of this Agreement, have been approved by the Company’s Compensation Committee.

8.     Non-Solicitation/Non-Servicing Agreement and Protection of Confidential Information

(a)     Non-Solicitation/Non-Servicing. The parties hereto agree that the covenants given in this paragraph 8 are being given incident to the agreements and transactions described herein, and that such covenants are being given for the benefit of the Company. Accordingly, the Executive acknowledges (i) that the business and the industry in which the Company competes is highly competitive; (ii) that as a key executive of the Company he has participated in and will continue to participate in the servicing of current clients and/or the solicitation of prospective clients, through which, among other things, the Executive has obtained and will continue to obtain knowledge of the "know-how" and business practices of the Company, in which matters the Company has a substantial proprietary interest; (iii) that his employment hereunder requires the performance of services which are special, unique, extraordinary and intellectual in character, and his position with the Company places and placed him in a position of confidence and trust with the clients and employees of the Company; and (iv) that his rendering of services to the clients of the Company necessarily required and will continue to require the disclosure to the Executive of confidential information (as defined in paragraph 8(b) hereof) of the Company. In the course of the Executive's employment with the Company, the Executive has and will continue to develop a personal relationship with the clients of the Company and a knowledge of those clients' affairs and requirements, and the relationship of the Company with its established clientele will therefore be placed in the Executive's hands in confidence and trust. The Executive consequently agrees that it is a legitimate interest of the Company, and reasonable and necessary for the protection of the confidential information, goodwill and business of the Company, which is valuable to the Company, that the Executive make the covenants contained herein and that the Company would not have entered into this Agreement unless the covenants set forth in this paragraph 8 were contained in this Agreement. Accordingly, the Executive agrees that during the period that he is employed by the Company and for a period of eighteen (18) months thereafter (such period being referred to as the "Restricted Period"), he shall not, as an individual, employee, consultant, independent contractor, partner, shareholder, or in association with any other person, business or enterprise, except on behalf of the Company, directly or indirectly, and regardless of the reason for his ceasing to be employed by the Company:

(i) attempt in any manner to solicit or accept from any client business of the type performed by the Company or to persuade any client to cease to do business or to reduce the amount of business which any such client has customarily done or is reasonably expected to do with the Company, whether or not the relationship between the Company and such client was originally established in whole or in part through the Executive’s efforts; or

(ii) employ as an employee or retain as a consultant any person, firm or entity who is then or at any time during the preceding twelve months was an employee of or exclusive consultant to the Company, or persuade or attempt to persuade any employee of or exclusive consultant to the Company to leave the employ of the Company or to become employed as an employee or retained as a consultant by any person, firm or entity other than the Company.

As used in this paragraph 8, the term "Company" shall include any subsidiaries of the Company and the term "client" shall mean (1) anyone who is a client of the Company on the Date of Termination, or if the Executive's employment shall not have terminated, at the time of the alleged prohibited conduct (any such applicable date being called the "Determination Date"); (2) anyone who was a client of the Company at any time during the one year period immediately preceding the Determination Date; (3) any prospective client to whom the Company had made a new business presentation (or similar offering of services) at any time during the one year period immediately preceding the Date of Termination; and (4) any prospective client to whom the Company made a new business presentation (or similar offering of services) at any time within six months after the Date of Termination (but only if initial discussions between the Company and such prospective client relating to the rendering of services occurred prior to the Date of Termination, and only if the Executive participated in or supervised such discussions). For purposes of this clause, it is agreed that a general mailing or an incidental contact shall not be deemed a "new business presentation or similar offering of services" or a "discussion". In addition, "client" shall also include any clients of other companies operating within the MDC group of companies to whom the Executive rendered services (including supervisory services) at any time during the six-month period prior to the Determination Date. In addition, if the client is part of a group of companies which conducts business through more than one entity, division or operating unit, whether or not separately incorporated (a "Client Group"), the term "client" as used herein shall also include each entity, division and operating unit of the Client Group where the same management group of the Client Group has the decision making authority or significant influence with respect to contracting for services of the type rendered by the Company.

(b)     Confidential Information. In the course of the Executive's employment with the Company (and its predecessor), he has acquired and will continue to acquire and have access to confidential or proprietary information about the Company and/or its clients, including but not limited to, trade secrets, methods, models, passwords, access to computer files, financial information and records, computer software programs, agreements and/or contracts between the Company and its clients, client contacts, client preferences, creative policies and ideas, advertising campaigns, creative and media materials, graphic design materials, sales promotions and campaigns, sales presentation materials, budgets, practices, concepts, strategies, methods of operation, financial or business projections of the Company and information about or received from clients and other companies with which the Company does business. The foregoing shall be collectively referred to as "confidential information". The Executive is aware that the confidential information is not readily available to the public and accordingly, the Executive also agrees that he will not at any time (whether during the Term or after termination of this Agreement), disclose to anyone (other than his counsel in the course of a dispute arising from the alleged disclosure of confidential information or as required by law) any confidential information, or utilize such confidential information for his own benefit, or for the benefit of third parties. The Executive agrees that the foregoing restrictions shall apply whether or not any such information is marked "confidential" and regardless of the form of the information. The term "confidential information" does not include information which (i) is or becomes generally available to the public other than by breach of this provision or (ii) the Executive learns from a third party who is not under an obligation of confidence to the Company or a client of the Company. In the event that the Executive becomes legally required to disclose any confidential information, he will provide the Company with prompt notice thereof so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this paragraph 8(b) to permit a particular disclosure. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions of this paragraph 8(b) to permit a particular disclosure, the Executive will furnish only that portion of the confidential information which he is legally required to disclose and, at the Company's expense, will cooperate with the efforts of the Company to obtain a protective order or other reliable assurance that confidential treatment will be accorded the confidential information. The Executive further agrees that all memoranda, disks, files, notes, records or other documents, whether in electronic form or hard copy (collectively, the "material") compiled by him or made available to him during his employment with the Company (whether or not the material constitutes or contains confidential information), and in connection with the performance of his duties hereunder, shall be the property of the Company and shall be delivered to the Company on the termination of the Executive's employment with the Company or at any other time upon request. Except in connection with the Executive's employment with the Company, the Executive agrees that he will not make or retain copies or excerpts of the material; provided that the Executive shall be entitled to retain his personal files.

(c)     Remedies. If the Executive commits or threatens to commit a breach of any of the provisions of paragraphs 8(a) or (b), the Company shall have the right to have the provisions of this Agreement specifically enforced by the arbitrator appointed under paragraph 18 or by any court having jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. In addition, the Company may take all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.

(d)     Acknowledgements. The parties acknowledge that (i) the type and periods of restriction imposed in the provisions of paragraphs 8(a) and (b) are fair and reasonable and are reasonably required in order to protect and maintain the proprietary interests of the Company described above, other legitimate business interests and the goodwill associated with the business of the Company; (ii) the time, scope and other provisions of this paragraph 8 have been specifically negotiated by sophisticated commercial parties, represented by legal counsel, and are given as an integral part of the transactions contemplated by this Agreement; and (iii) because of the nature of the business engaged in by the Company and the fact that clients can be and are serviced by the Company wherever they are located, it is impractical and unreasonable to place a geographic limitation on the agreements made by the Executive herein. The Executive specifically acknowledges that his being restricted from soliciting and servicing clients and prospective clients as contemplated by this Agreement will not prevent him from being employed or earning a livelihood in the type of business conducted by the Company. If any of the covenants contained in paragraphs 8(a) or (b), or any part thereof, is held to be unenforceable by reason of it extending for too great a period of time or over too great a geographic area or by reason of it being too extensive in any other respect, the parties agree (x) such covenant shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographic areas as to which it may be enforceable and/or over the maximum extent in all other respects as to which it may be enforceable, all as determined by the court or arbitration panel making such determination and (y) in its reduced form, such covenant shall then be enforceable, but such reduced form of covenant shall only apply with respect to the operation of such covenant in the particular jurisdiction in or for which such adjudication is made. Each of the covenants and agreements contained in this paragraph 8 (collectively, the "Protective Covenants") is separate, distinct and severable. All rights, remedies and benefits expressly provided for in this Agreement are cumulative and are not exclusive of any rights, remedies or benefits provided for by law or in this Agreement, and the exercise of any remedy by a party hereto shall not be deemed an election to the exclusion of any other remedy (any such claim by the other party being hereby waived). The existence of any claim, demand, action or cause of action of the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of each Protective Covenant. The unenforceability of any Protective Covenant shall not affect the validity or enforceability of any other Protective Covenant or any other provision or provisions of this Agreement.

(e)     Notification of Restrictive Covenants. Prior to accepting employment with any person, firm or entity during the Restricted Period, the Executive shall notify the prospective employer in writing of his obligations pursuant to this paragraph 8 and shall simultaneously provide a copy of such notice to the Company (it being agreed by the Company that such notification required under this paragraph 8(e) shall not be deemed a breach of the confidentiality provisions of this Agreement).

(f)     Tolling. The temporal duration of the non-solicitation/non-servicing covenants set forth in this Agreement shall not expire, and shall be tolled, during any period in which the Executive is in violation of any of the non-solicitation/non-servicing covenants set forth herein, and all restrictions shall automatically be extended by the period of the Executive's violation of any such restrictions.

9.     Intellectual Property

During the Term, the Executive will disclose to the Company all ideas, inventions and business plans developed by him during such period which relate directly or indirectly to the business of the Company, including without limitation, any design, logo, slogan, advertising campaign or any process, operation, product or improvement which may be patentable or copyrightable. The Executive agrees that all patents, licenses, copyrights, tradenames, trademarks, service marks, planning, marketing and/or creative policies and ideas, advertising campaigns, promotional campaigns, media campaigns, budgets, practices, concepts, strategies, methods of operation, financial or business projections, designs, logos, slogans and business plans developed or created by the Executive in the course of his employment hereunder, either individually or in collaboration with others, will be deemed works for hire and the sole and absolute property of the Company. The Executive agrees, that at the Company's request and expense, he will take all steps necessary to secure the rights thereto to the Company by patent, copyright or otherwise.

10.     Enforceability

The failure of any party at any time to require performance by another party of any provision hereunder shall in no way affect the right of that party thereafter to enforce the same, nor shall it affect any other party's right to enforce the same, or to enforce any of the other provisions in this Agreement; nor shall the waiver by any party of the breach of any provision hereof be taken or held to be a waiver of any subsequent breach of such provision or as a waiver of the provision itself.

11.     Assignment

The Company and the Executive agree that the Company shall have the right to assign this Agreement in connection with any asset assignment of all or substantially all of the Company’s assets, stock sale, merger, consolidation or other corporate reorganization involving the Company and, accordingly, this Agreement shall inure to the benefit of, be binding upon and may be enforced by, any and all successors and such assigns of the Company. The Company and Executive agree that Executive's rights and obligations under this Agreement are personal to the Executive, and the Executive shall not have the right to assign or otherwise transfer his rights or obligations under this Agreement, and any purported assignment or transfer shall be void and ineffective, provided that the rights of the Executive to receive certain benefits upon death as expressly set forth under paragraph 7(a) of this Agreement shall inure to the Executive’s estate and heirs. The rights and obligations of the Company hereunder shall be binding upon and run in favor of the successors and assigns of the Company.

12.     Modification

This Agreement may not be orally canceled, changed, modified or amended, and no cancellation, change, modification or amendment shall be effective or binding, unless in writing and signed by the parties to this Agreement, and approved in writing by the MDC Executive.

13.     Severability; Survival

In the event any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the invalid or unenforceable part had been severed and deleted or reformed to be enforceable. The respective rights and obligations of the parties hereunder shall survive the termination of the Executive's employment to the extent necessary to the intended preservation of such rights and obligations, specifically paragraphs 7, 8, 9, 10, 11, 12, 13, 14, 15, 18, 23 and 24.

14.     Notice

Any notice, request, instruction or other document to be given hereunder by any party hereto to another party shall be in writing and shall be deemed effective (a) upon personal delivery, if delivered by hand, or (b) three days after the date of deposit in the mails, postage prepaid if mailed by certified or registered mail, or (c) on the next business day, if sent by prepaid overnight courier service or facsimile transmission (if electronically confirmed), and in each case, addressed as follows:

If to the Executive:

Mr. Gavin Swartzman
468 Melrose Avenue
Toronto, Ontario M5M 1Z9

If to the Company:

c/o MDC Partners Inc.
950 Third Avenue
New York, NY 10022
Attention: General Counsel
Fax: (212) 937-4365

Any party may change the address to which notices are to be sent by giving notice of such change of address to the other party in the manner herein provided for giving notice.

15.     Applicable Law

This Agreement shall be governed by, enforced under, and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

16.     No Conflict

The Executive represents and warrants that he is not subject to any agreement, instrument, order, judgment or decree of any kind, or any other restrictive agreement of any character, which would prevent him from entering into this Agreement or which would be breached by the Executive upon his performance of his duties pursuant to this Agreement.

17.     Entire Agreement

This Agreement and the documents referenced herein represent the entire agreement between the Company and the Executive with respect to the employment of the Executive by the Company, and all prior agreements (including, without limitation, the Original Employment Agreement), plans and arrangements relating to the employment of the Executive by the Company are nullified and superseded hereby.

18.     Arbitration

(a)     The parties hereto agree that any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement (including, without limitation, any claim regarding or related to the interpretation, scope, effect, enforcement, termination, extension, breach, legality, remedies and other aspects of this Agreement or the conduct and communications of the parties regarding this Agreement and the subject matter of this Agreement) shall be settled in private by arbitration pursuant to the Arbitrations Act (Ontario) in Toronto, Ontario by a single arbitrator selected by the parties or, if the parties cannot agree, by a single arbitrator appointed by the Ontario Superior Court of Justice. The arbitrator may grant injunctions or other relief in such dispute or controversy. All awards of the arbitrator shall be binding and non-appealable. Judgment upon the award of the arbitrator may be entered in any court having jurisdiction. The arbitrator shall apply Ontario law to the merits of any dispute or claims, without reference to the rules of conflicts of law applicable therein. Suits to compel or enjoin arbitration or to determine the applicability or legality of arbitration shall be brought in the Ontario Superior Court of Justice in the City of Toronto. Notwithstanding the foregoing, no party to this Agreement shall be precluded from applying to a proper court for injunctive relief by reason of the prior or subsequent commencement of an arbitration proceeding as herein provided. No party or arbitrator shall disclose in whole or in part to any other person, firm or entity any confidential information submitted in connection with the arbitration proceedings, except to the extent reasonably necessary to assist counsel in the arbitration or preparation for arbitration of the dispute. Confidential Information may be disclosed to (i) attorneys, (ii) parties, and (iii) outside experts requested by either party’s counsel to furnish technical or expert services or to give testimony at the arbitration proceedings, subject, in the case of such experts, to execution of a legally binding written statement that such expert is fully familiar with the terms of this provision, agree to comply with the confidentiality terms of this provision, and will not use any confidential information disclosed to such expert for personal or business advantage.

     (b)     The Executive has read and understands this paragraph 18. The Executive understands that by signing this Agreement, the Executive agrees to submit any claims arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach or termination thereof, or his employment or the termination thereof, to binding arbitration, and that this arbitration provision constitutes a waiver of the Executive’s right to a jury trial and relates to the resolution of all disputes relating to all aspects of the employer/employee relationship.

(c)     To the extent that any part of this paragraph 18 is found to be legally unenforceable for any reason, that part shall be modified or deleted in such a manner as to render this paragraph 18 (or the remainder of this paragraph 18) legally enforceable and as to ensure that except as otherwise provided in clause (a) of this paragraph 18, all conflicts between the Company and the Executive shall be resolved by neutral, binding arbitration. The remainder of this paragraph 18 shall not be affected by any such modification or deletion but shall be construed as severable and independent. If a court finds that the arbitration procedures of this paragraph 18 are not absolutely binding, then the parties hereto intend any arbitration decision to be fully admissible in evidence, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

19.     Headings

The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.

20.     Withholdings

The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

21.     Counterparts

This Agreement may be executed in two counterparts or by facsimile transmission, both of which taken together shall constitute one instrument.

22.     No Strict Construction

The language used in this Agreement will be deemed to be the language chosen by the Company and the Executive to express their mutual intent, and no rule of law or contract interpretation that provides that in the case of ambiguity or uncertainty a provision should be construed against the draftsman will be applied against any party hereto.

23.     Publicity

Subject to the provisions of the next sentence, no party to this Agreement shall issue any press release or other public document or make any public statement relating to this Agreement or the matters contained herein without obtaining the prior approval of the Company and the Executive. Notwithstanding the foregoing, the foregoing provision shall not apply to the extent that the Company is required to make any announcement relating to or arising out of this Agreement by virtue of applicable securities laws or other stock exchange rules, or any announcement by any party pursuant to applicable law or regulations.

24.     Non- Disparagement

Following the date hereof, the Executive and the Company shall each use their reasonable best efforts not to disparage, criticize or make statements to the detriment of the other.

*  *  *  *  *

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

MDC PARTNERS INC.

By:
Name:
Title:

Gavin Swartzman

Exhibit A to Employment Agreement

__________ [Insert Date]

Gavin Swartzman

Re: Separation Agreement and General Release

Dear __________:

1.     Your employment with MDC Partners Inc. (the "Company") pursuant to the Employment Agreement between the Company and you dated December 26 , 2005 (the "Employment Agreement"), or otherwise, shall terminate effective on the close of business on (the "Termination Date"). You hereby confirm your removal as of the Termination Date from any position you held as an employee, officer, Director or Manager of the Company or any Company operating within the MDC Group of companies (the “Group”).

2.     The Company agrees to pay you severance compensation and benefits in accordance with the applicable clause of paragraph 7 of the Employment Agreement.

3.     You shall submit to the Company your reimbursement request in accordance with Company policy for any unpaid business or entertainment expenses incurred by you through the Termination Date in respect of which you are entitled to be reimbursed under Company policy.

4.      From and after the Termination Date, except for such rights under this Agreement or the Employment Agreement, you shall no longer be entitled to receive any further payments, compensation or other monies (including severance compensation) from the Company or any of its affiliates or to receive any of the benefits or participate in any benefit plan or program of the Company or any of its affiliates, including without limitation, any salary payment, bonus payment, severance payment, salary continuation payment, accrued vacation or unused personal days and expense reimbursements or other benefits referred to in the Employment Agreement.

5.     You hereby acknowledge and affirm your obligations under the provisions of paragraph 8 of the Employment Agreement.

6.     Notwithstanding your termination of employment as provided in this Agreement, the parties hereto agree that the provisions of paragraphs 8 through 24 of the Employment Agreement shall survive such termination to the extent necessary to the intended preservation of the rights and obligations set forth in such paragraphs.

7.     (a)     You, for yourself, your heirs, executors, administrators, agents, representatives, successors and assigns, hereby irrevocably and unconditionally release the Company and its affiliates, and each of their respective employees, shareholders, agents, officers, directors, attorneys, representatives, successors and assigns of the Company and its affiliates (collectively, the "Releasees"), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, causes of action, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, (collectively, the “Claims”), which you, your heirs, executors, administrators, representatives, successors and assigns ever had, now have or hereafter may have (either directly or indirectly, derivatively or in any other representative capacity) by reason of any matter, fact or cause whatsoever from the beginning of time to the date of this Agreement, including without limitation, any and all claims based upon or arising out of your Employment Agreement, your employment with the Company or your termination of employment with the Company; provided, however, the foregoing shall not apply to or release any of your rights under the terms of this agreement, or any existing rights which by their express terms survive the termination of the Employment Agreement (collectively, the “Outstanding Rights”).

(b)     You represent that you have not filed or permitted to be filed against the Company (or the other Releasees), individually or collectively, any lawsuits and you covenant and agree that you will not do so at any time hereafter with respect to the subject matter of this Agreement and claims released pursuant to this Agreement (including, without limitation, any claims relating to the termination of your employment), except as may be necessary to enforce this Agreement or any of the Outstanding Rights, to obtain benefits described in or granted under this Agreement or any of the Outstanding Rights, or to seek a determination of the validity of the waiver of your rights under applicable law.

(c)     You agree to cooperate on a reasonable basis with the Company and its counsel in connection with any investigations, administrative proceedings or litigation relating to any matter in which you were involved or of which you had knowledge as a result of your employment with the Company.

(d)     You agree that you will not encourage or voluntarily cooperate with any other current or former employee of the Company (or their affiliates) or any other potential plaintiff, to commence any legal action or make any claim against the Company (or any affiliate) in respect of such person’s employment or termination of employment with or by the Company (or any affiliate thereof) or otherwise.

(e)     You agree that on and after the Termination Date you will not apply or seek employment with the Company or any of its affiliates at any location or facility, and you hereby waive and release any right to be considered for such employment.

(f)     This Agreement does not constitute an admission by the Company of any violation of any federal, state, or local law or any contractual or other obligations, or of any wrongdoing whatsoever.

8.     For good and valuable consideration, the Company, on its behalf and on behalf of each of its affiliates and their respective successors and assigns, hereby irrevocably and unconditionally release you from any and all Claims which any of them ever had, now have or hereafter may have (either directly or indirectly, derivatively or in any other representative capacity) by reason of any matter, fact or cause from the beginning of time to the date of this Agreement arising out of your performance of duties as an employee or officer of the Company or another member of the Group or your termination of employment with the Company, except if a Claim arises out of your fraudulent conduct, your misappropriation or embezzlement of funds, or any other unlawful conduct; provided, however, the foregoing release shall not apply to or release any rights of the Company under the terms of this Agreement.

9.     You agree to keep secret and strictly confidential the existence of this Agreement and further agree not to disclose, make known, discuss or relay any information concerning this Agreement, or any of the discussions regarding the terms of this Agreement, leading up to the execution of it, to anyone other than your tax advisor, accountant, attorney, spouse or members of your immediate family, provided that any such party to whom you make such disclosure agrees to keep such information confidential and not disclose it to others. The foregoing shall also not prohibit disclosure (i) as may be ordered by any regulatory agency or court or as required by other lawful process, or (ii) as may be necessary for the prosecution of claims relating to the performance or enforcement of this Agreement or (iii) as may become generally available to the public other than by breach of this provision or (iv) you learn from a third party who is not under an obligation of confidence to the Company.

10.     In the event of a breach of the terms of this Agreement by any party, the non-breaching party shall be entitled to all damages allowed under applicable law.

11.   (a)     As used in this Agreement (i) "affiliate" of any Person (as defined below) shall mean any Person that directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with such Person, and (ii) a "Person" shall mean or include an individual, a company, a limited liability company, a corporation or any other form of business entity.

(b)     All prior negotiations and discussions between the parties with respect to the subject matter hereof are merged into this Agreement. No representations by or on behalf of any party were made or relied upon except as set forth herein. This Agreement may not be changed, amended or modified, except by a writing signed by the party affected by such change, amendment or modification.

(c)     In the event any provision of this Agreement is found to be void and unenforceable by a court or other tribunal of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties hereto with the same effect as though the void or unenforceable part had been severed and deleted or reformed to be enforceable.

(d)     The failure of any party at any time to require performance by another party of any provision hereunder shall in no way affect the right of that party thereafter to enforce the same, nor shall it affect any other party's right to enforce the same, or to enforce any of the other provisions in this Agreement; nor shall the waiver by any party of the breach of any provision hereof be taken or held to be a waiver of any subsequent breach of such provision or as a waiver of the provision itself. This Agreement shall be binding upon, and inure to the benefit of, you and your heirs, executors, administrators, successors and assignors, and MDC Partners, the Company and their respective successors and assignors.

IN WITNESS WHEREOF, the parties hereto have set their hands as of the date first above set forth.

MDC Partners Inc.

By:
Name:
Title:

Gavin Swartzman

Dated: _________________________